EXHIBIT (D)(4)

                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT, dated this 10th day of September, 2000 (the "Agreement"), between Mikasa, Inc., a Delaware corporation, and any successor thereto (the "Employer") and Alfred J. Blake (the "Employee").

         WHEREAS, the Employer, J.G. Durand Industries, S.A. ("JGD"), the Employee, Mountain Acquisition CORP., ("Merger Sub") and certain other parties, have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Employer, with the Employer as the surviving corporation (the "Merger");

         WHEREAS, this Agreement is made in connection with the Merger Agreement, pursuant to which the Employee will receive significant benefits;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment, Duties and Agreements.
            ---------------------------------

         (a) Subject to the terms and conditions set forth herein, the Employer hereby agrees to employ the Employee, and the Employee hereby accepts the employment of, and agrees to serve, the Employer during the employment period as determined pursuant to Section 3 hereof (the "Employment Period") in such position and with such title as may be mutually agreed upon by the Employer and the Employee. The Employee's authority, duties and responsibilities shall be such authority, duties and responsibilities as the Employer (acting through its Board of Directors (the "Board of Directors") or other authorized person) may reasonably determine from time to time as are generally consistent with the mutually agreed upon position and title and as such authority, duties and responsibilities exist as of the Closing (as such term is defined in the Merger Agreement) or as may be otherwise agreed between the Employer and the Employee. The Employee shall report to the Board of Directors. In rendering his employment hereunder, the Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Employer and all applicable policies and rules of the Employer.

         (b) During the Employment Period, the Board of Directors may request that the Employee serve as a member of the Board of Directors or as a member of any management committee or board of directors of any subsidiary of the Employer, and, if so requested, the Employee agrees to serve as a member of the Board of Directors or as a member of any other such management committee or board of directors. The Employer agrees to indemnify the Employee against all liabilities, costs, charges and expenses whatsoever incurred by the Employee in connection with any threatened, pending or completed action, suit or proceeding to which the Employee may be made a party or may be threatened to be made a party by reason of the Employee's having served on the Board of Directors or as a member of any management committee or board of directors of any subsidiary of the Employer to the fullest extent permitted by applicable law and by the by-laws and certificate of incorporation of the Employer.

         (c) During the Employment Period and as long as the Employer shall not be in default of a material obligation hereunder or under the Stockholders' Agreement between the Employee, the Employer, JGD and certain other parties named therein, dated the date hereof (the "Stockholders' Agreement"), the Employee shall devote his full business time and energy, attention, skills and ability to the performance of his obligations hereunder on an exclusive basis, shall faithfully and diligently endeavor to promote the business and best interests of the Employer, and shall make available to the Employer all knowledge possessed by him relating to any aspect of his duties and responsibilities hereunder.

         (d) During the Employment Period and so long as the Employer shall not be in default of a material obligation hereunder or under the Stockholders' Agreement, the Employee may not, except as provided in this Agreement, without the prior written consent of the Employer operate, participate in the management, operations or control of, or act as an employee, officer or director of, any type of business or service (other than as an employee of the Employer); provided that (i) the Employee may invest in any publicly traded companies where the Employee's investment is less than 5% of the outstanding stock of such company, (ii) the Employee may not serve on the Board of Directors of any Competitor (as defined below) and may serve on the board of directors of any other company with the prior written consent of the Board of Directors (which consent shall not be unreasonably withheld) and (iii) the Employee may engage on behalf of the Employer in industry activities relating to the business of the Employer such as industry trade groups.

         2. Compensation.
            ------------

         (a) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period, the Employer shall pay the Employee, not less than once a month, an annual base salary at the rate of US$350,000 per annum ("Annual Base Salary"). The Employee's Annual Base Salary shall be reviewed each year by the Board of Directors on the first day of each January during the Employment Period; provided that the Annual Base Salary may not be reduced.

         (b) In addition to the Annual Base Salary, the Employee shall be entitled to annual cash bonus compensation ("Annual Bonus") during the Employment Period in the discretion of the Board of Directors; provided that the Annual Bonus with respect to any fiscal year shall be no less than the annual cash bonus compensation received by the Employee from the Employer with respect to fiscal year 1999 so long as Net Income (as defined below) for such fiscal year is at least equal to Net Income recorded in the Employer's financial statements for fiscal year 1999, subject to reasonable adjustment as mutually agreed by the Employer and the Employee in the event any transaction or corporate event occurs which affects the Employer's capitalization or any other transaction or corporate event (other than the Merger), including without limitation any other transactions with JGD or any of its affiliates, outside of the ordinary course of business occurs which could reasonably be expected to have a substantial impact on the Employer's Net Income; and provided, further that, during the Employment Period, the Employee shall not be entitled to receive any annual cash bonus compensation pursuant to any plan, program or arrangement of the Employer other than this Agreement and the Incentive Compensation Plan (as defined below). Any Annual Bonus shall be paid as soon as reasonably determinable but no later than March 15th of the fiscal year following the fiscal year to which such Annual Bonus relates. For purposes of this Agreement, "Net Income" means, with respect to any fiscal year of the Employer, the net after-tax income of the Employer (excluding (i) the amortization of any pushed-down goodwill resulting from the Merger, (ii) any ongoing financing or interest charges (including any fees associated therewith) incurred as a result of a change in the Employer's pre-Merger capital structure resulting from the Merger and any one time or extraordinary charges resulting from the Merger, (iii) any one time or extraordinary charges resulting from any acquisition or disposition of a business, Person (as defined in the Merger Agreement) or assets by the Employer or any of its subsidiaries or any merger, consolidation or other business combination involving the Employer after the Effective Time (as defined in the Merger Agreement) other than acquisition or disposition of assets in the ordinary course of business consistent with past practice, (iv) the impact of any change in the Employer's accounting policies or procedures and (v) any expense related to the Incentive Compensation Plan).

         (c) The Employee shall be entitled to participate in the Mikasa, Inc. Incentive Compensation Plan, as adopted on the date hereof (the "Incentive Compensation Plan").

         (d) During the Employment Period, the Employee shall be entitled to receive benefits and perquisites from the Employer, including without limitation, reimbursement of customary business expenses, reasonable reimbursement for gasoline expenses incurred for business purposes, vacation, life, short-term disability and long-term disability insurance, medical and dental insurance, 401(k) and pension benefits, which are no less favorable in the aggregate than those benefits and perquisites received by the Employee prior to the Closing (the "Benefits").

         (e) The Employee's principal work location shall be at the offices of the Employer in Secaucus, New Jersey, but the Employee will undertake such reasonable travel as may from time to time be required in connection with the performance of his obligations hereunder.

         3. Employment Period.
            -----------------

         The Employment Period shall commence on the date of the Closing and shall terminate on December 31, 2002 (the "Scheduled Termination Date"); provided, however, that the Employment Period shall terminate prior to the Scheduled Termination Date upon the earliest to occur of the following events:

         (a) The Employee's death, in which event the Employment Period shall terminate as of the date his death occurs. In the event of the termination of the Employment Period pursuant to this Section 3(a), the Employer shall promptly pay to the Employee's estate a lump sum in cash equal to the sum of (i) any earned but unpaid Annual Base Salary; (ii) any earned but unpaid Annual Bonus to which the Employee is entitled for a fiscal year completed prior to such termination (the amounts in clauses (i) and (ii), collectively, the "Accrued Obligations"); and (iii) the amount equal to the product of (x) his Annual Base Salary at the time of such termination and (y) a fraction, the numerator of which is the number of days from the date of termination to and including the Scheduled Termination Date and the denominator of which is 365 (the amount in clause (iii), the "Termination Payment").

         (b) The physical disability or mental incapacity of the Employee which entitles him to benefits under a long-term disability plan of the Employer or which would entitle the Employee to benefits if he were a participant in such plan or which would otherwise qualify the Employee for social security disability insurance benefits, in which event the Employment Period shall terminate as of the first date that the Employee would be able to receive benefits under such plan or receive such social security disability insurance benefits. In the event of the termination of the Employment Period pursuant to this Section 3(b), the Employer shall promptly pay to the Employee a lump sum in cash equal to the sum of (i) the Accrued Obligations; and (ii) the Termination Payment.

         (c) Termination by the Employer of the Employment Period for Cause (as defined below), in which event the Employment Period shall terminate as of his last day of employment. In the event of the termination of the Employment Period pursuant to this Section 3(c), the Employer shall promptly pay to the Employee a lump sum in cash equal to the Accrued Obligations. For purposes of this Agreement, "Cause" means (i) any willful violation by the Employee of this Agreement or the Stockholders' Agreement that has a material adverse effect on the Employer or its affiliates; (ii) any willful engaging by the Employee, in the Employee's capacity as an employee of the Employer, in gross misconduct that has, or is intended to have, a material adverse effect on the Employer or its affiliates; or (iii) any conviction of the Employee of a felony or other serious crime involving moral turpitude; provided that any act or failure to act of the Employee shall not be considered "willful" unless done or omitted to be done by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Employer.

         (d) Termination by the Employer of the Employment Period without Cause, in which event the Employment Period shall terminate as of his last day of employment. In the event of the termination of the Employment Period pursuant to this Section 3(d), the Employer shall promptly pay to the Employee a lump sum in cash equal to the sum of (i) the Accrued Obligations; and (ii) the Termination Payment.

         (e) Termination by the Employee of the Employment Period for Good Reason (as defined below), in which event the Employment Period shall terminate as of his last day of employment. In the event of the termination of the Employment Period pursuant to this Section 3(e), the Employer shall promptly pay to the Employee a lump sum in cash equal to the sum of (i) the Accrued Obligations; and (ii) the Termination Payment. For purposes of the Incentive Compensation Plan, the termination by the Employee of the Employment Period for Good Reason pursuant to this Section 3(e) shall be treated under the Incentive Compensation Plan as a termination of employment by the Employer without Cause. For purposes of this Agreement, "Good Reason" means (w) the assignment to the Employer of any duties or responsibilities which are materially inconsistent with the Employer's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated hereby, or any other action by the Employer which results in a material diminution in such position, authority, duties or responsibilities; (x) a significant reduction by the Employer in the compensation (including salary and bonuses) and/or benefits provided to the Employee hereunder; (y) any material breach or violation of any material provision of this Agreement or the Stockholders' Agreement by the Employer or JGD which is not cured promptly after receipt by the Employer or JGD of written notice from the Employee setting forth the specific breach or violation; or (z) the Employer's requiring the Employee to be based at any office or location outside of northern New Jersey.

         (f) Termination by the Employee of the Employment Period without Good Reason, in which event the Employment Period shall terminate as of his last day of employment. In the event of the termination of the Employment Period pursuant to this Section 3(f), the Employer shall promptly pay to the Employee a lump sum in cash equal to the Accrued Obligations.

         (g) Following any termination of the Employment Period pursuant to
Section 3(a), 3(b), 3(d) or 3(e) of this Agreement, the Employer shall continue to provide the Benefits to the Employee and his eligible dependents until the Scheduled Termination Date as if his employment had not terminated; provided that the Employee's or his eligible dependent's continued participation in the plans, programs and arrangements pursuant to which the Benefits are provided is possible under the general terms and provisions of such plans, programs and arrangements. In the event that the Employee's participation in any such plan, program or arrangement is prohibited, the Employer shall arrange to provide the Employee and his eligible dependents with benefits substantially similar to those which the Employee and his eligible dependents are entitled to receive under such plans, programs or arrangements for such period.

         (h) Following the termination of his employment with the Employer at any time for any reason, the Employee and his spouse will each continue to receive until he or she, respectively, reaches age 65 or dies at the Employer's expense medical and dental insurance benefits substantially similar to those benefits received during the Employment Period.

         (i) The Employee shall not be obligated to seek or accept any future employment or in any way mitigate damages as a condition to the receipt of any payments required to be made to the Employee hereunder and the Employer shall not be entitled to offset any amounts against any such payments.

         (j) Nothing in this Agreement shall impair the rights of the Employee to any benefits to which he may be or become entitled pursuant to the terms of any employee benefit plan, program or arrangement of the Employer.

         4. Restrictive Covenants.
            ---------------------

         (a) During the 18-month period following the termination of his employment with the Employer at any time for any reason (whether during or after the Employment Period), and so long as the Employer is not in default of a material obligation hereunder or under the Stockholders' Agreement, the Employee agrees not to engage in any aspect of the Company Business (as hereinafter defined) in the United States. The Employee shall be deemed to be engaging in Company Business if he directly or indirectly, whether or not for compensation, participates in the ownership, management, operation or control of any Competitor (as hereinafter defined) or is employed by or performs consulting services for any Competitor; provided, however, that if such Competitor renders substantial services other than Company Business, the Employee shall not be prohibited from engaging in any such activities solely in connection with such other services; and provided, further, that the Employee may make passive investments in publicly traded companies that engage in Company Business in the United States where Employee's investment is less than 5% of the outstanding stock of such company.

         (b) During the 18-month period following the termination of his employment with the Employer at any time for any reason (whether during or after the Employment Period), and so long as the Employer is not in default of a material obligation hereunder or under the Stockholders' Agreement, the Employee agrees not to solicit any existing employee of the Employer or its affiliates to be employed by a Competitor in the United States.

         (c) For purposes of Section 4:

                  (i) The "Company Business" is the manufacture and sale of ceramic dinnerware, crystal and glassware products.

                  (ii) A "Competitor" is any corporation, firm, partnership, proprietorship or other entity which engages in any Company Business and which is a competitor of the Employer with respect to such Company Business.

         (d) The Employee hereby agrees that:

                  (i) Each of the covenants contained in Sections 4(a) and 4(b) hereof shall be construed as a separate covenant.

                  (ii) If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants of Section 4(a) or 4(b) hereof, then such unenforceable covenant shall be deemed limited under this Agreement to the smallest extent permissible under applicable law for the purpose of such proceeding or any other judicial proceeding to the extent necessary to permit the provisions of Sections 4(a) and 4(b) hereof to be enforced to the fullest extent permissible under applicable law.

         (e) The Employee agrees to deliver promptly to the Employer upon the termination of his employment hereunder for any reason, or at any other time that the Employer may so request, all proprietary or confidential documents (and all copies thereof) relating to the Company Business and all other property associated therewith, which he may then possess or have under his control.

         (f) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Employer by reason of a failure by the Employee to perform any of his obligations under this Agreement and, in particular, under this Section 4. Accordingly, if the Employer institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employee hereby waives the claim or defense that the Employer has an adequate remedy at law, and the Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

         (g) The restrictions in this Section 4 shall be in addition to any restrictions imposed on the Employee by statute or at common law.

         5. Attorneys' Fees.
            ---------------

         If the Employee prevails in any litigation or arbitration commenced (including any proceedings in a bankruptcy court) between the parties hereto concerning any provision of this Agreement or the rights and duties of any party hereunder, in addition to such other relief as may be granted, the Employer shall reimburse the Employee for his attorneys' fees and court costs incurred by reason of such litigation or arbitration.

         6. Miscellaneous.
            -------------

         (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to the Employer:

         Mikasa, Inc.
         One Mikasa Drive
         Secaucus, NJ  07096-1549
         Attention:  Chief Executive Officer
                     General Counsel

         If to the Employee:

         Alfred J. Blake
         c/o Mikasa, Inc.
         One Mikasa Drive
         Secaucus, NJ  07096-1549

         Copy to:

         J.G. Durand Industries, S.A.
         38 rue Adrien Danvers
         62510 Arques, France
         Attention:  Mr. Paul Fontaine

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

         (b) This Agreement constitutes the entire agreement among the parties hereto with respect to the matters addressed herein, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof, including without limitation, the Employment and Consulting Agreement dated August 6, 1996, between Alfred J. Blake and American Commercial, Incorporated and Mikasa, Inc. and the Stock Purchase Agreement dated August 6, 1996, between Alfred J. Blake and Mikasa, Inc.

         (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

         (d) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employer or by the Employee.

         (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

         (f) The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

         (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to its principles of conflicts of law.

         (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

         (j) Other than this Section 6(j), which shall be effective upon execution of this Agreement, the other provisions of this Agreement shall become effective immediately following the Effective Time and shall not be in full force or effect prior thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.





                                     MIKASA, INC.

                                     By: /s/ Amy Tunis
                                        ----------------------
                                     Name:  Amy Tunis
                                     Title: Secretary





                                     ALFRED J. BLAKE


                                     /s/ Alfred J. Blake
                                     ----------------------